PROSPECTUS SUPPLEMENT                               EXHIBIT 99.1
(To Prospectus dated February 17, 2006)             REGISTRATION NO.  333-52022



                           [OIL SERVICES HOLDRS logo]



                        1,000,000,000 Depositary Receipts
                          Oil Service HOLDRS (SM) Trust



          This prospectus supplement supplements information contained in the prospectus dated February 17, 2006 relating to the sale of up to 1,000,000,000 depositary receipts by the Oil Service HOLDRS (SM) Trust.

          The share amounts specified in the table in the "Highlights of Oil Service HOLDRS" section of the base prospectus shall be replaced with the following:

                                                             Share         Primary
                 Name of Company                 Ticker     Amounts    Trading Market
         ------------------------------------- ---------- ----------- ----------------
         Baker Hughes Incorporated                BHI         21            NYSE
         BJ Services Company                      BJS         28            NYSE
         Cameron International Corporation        CAM          8            NYSE
         Diamond Offshore Drilling, Inc.           DO         11            NYSE
         ENSCO International Incorporated         ESV         11            NYSE
         GlobalSanteFe Corporation                GSF       19.975          NYSE
         Grant Prideco, Inc.                      GRP          9            NYSE
         Halliburton Company                      HAL         22            NYSE
         Hanover Compressor Company                HC          5            NYSE
         Nabors Industries Ltd.                   NBR         24            NYSE
         National Oilwell Varco Inc.              NOV          7            NYSE
         Noble Corporation                         NE         11            NYSE
         Rowan Companies, Inc.                    RDC          8            NYSE
         Schlumberger Ltd.                        SLB         22            NYSE
         Smith International, Inc.                SII         16            NYSE
         Tidewater Inc.                           TDW          5            NYSE
         Transocean Inc.                          RIG         18            NYSE
         Weatherford International Ltd.           WFT         18            NYSE


          The share amounts listed in the table above reflect all previous stock splits, dividends and business combination transactions.

          The date of this prospectus supplement is September 30, 2006.